Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C.  20549
__________________________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BAYTEX ENERGY TRUST
(Exact name of registrant as specified in its charter)

Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Suite 2200, 205 - 5th Avenue S.W.
Calgary, Alberta
T2P 2V7
(Address of Principal Executive Offices)

Baytex Energy Trust
Trust Unit Rights Incentive Plan
(Full title of the plans)

Baytex Energy USA Ltd.
600 17th St., Suite 1900 S.
Denver, CO  80202
(Name and address of agent for service)

303-825-2777
(Telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

W. Derek Aylesworth Chief Financial Officer Baytex Energy Ltd. Suite 2200, 205 - 5th Avenue S.W. Calgary, Alberta T2P 2V7 Tel: 403-538-3639 Fax: 403-205-3845	Murray J. Desrosiers, Esq. General Counsel Baytex Energy Ltd. Suite 2200, 205 - 5th Avenue S.W. Calgary, Alberta T2P 2V7 Tel: 403-750-1227 Fax: 403-205-3845	Guy P. Lander, Esq. Carter Ledyard & Milburn LLP 2 Wall Street New York, NY 10005 Tel: 212-238-8619 Fax: 212-732-3232

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Trust Units	10,667,276 units	$ 25.63	$273,402,284	$15,256

(1)
This Registration Statement registers the issuance of 10,667,276 trust units of Baytex Energy Trust (the “Registrant”).  Such number of trust units represents the aggregate number of trust units that may be issued upon exercise of rights ("rights") which become issuable under the Trust Unit Rights Incentive Plan of the Registrant (the "Plan").  It also covers additional trust units issuable by reason of any unit distribution, unit split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of outstanding trust units and attached rights of the Registrant. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers, in addition to the number of trust units stated above, an indeterminate number of rights and trust units may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions.

(2)
Calculated pursuant to Rule 457 (c) and (h) upon the basis of the average of the high and low prices ($25.26 and $26.00) of a trust units as reported for New York Stock Exchange composite transactions on November 19, 2009.

This Registration Statement shall become effective immediately upon filing as provided in Rule 462(a) under the Securities Act.

           PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information

The information required by Item 1 is included in documents made available to participants in the Trust Unit Rights Incentive Plan of the Registrant (the "Plan") pursuant to Rule 428(b)(1) of the Securities Act.

Item 2.	Registrant Information and Employer Plan Annual Information

The written statement required by Item 2 is included in documents sent or given to participants in the Plan covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act.  The Registrant will provide to the participants of the Plan a written statement advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference herein, as required by Item 2 of Part I of Form S-8.  The statement also shall indicate the availability without charge, upon written or oral request, of other documents required to be delivered to employees pursuant to Rule 428(b).  The statement shall include the address (giving title or department) and telephone number to which the request is to be directed.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant is incorporating by reference into this Registration Statement the following documents filed by it with the Securities and Exchange Commission:

1.	the Registrant's Annual Report on Form 40-F for the fiscal year ended December 31, 2008, dated March 27, 2009, as amended on July 17, 2009 (the "Annual Report on Form 40-F");

2.
the description of the trust units as set forth in the Registrant's Registration Statement on Form 8-A filed on February 24, 2006, as amended July 12, 2007 and June 6, 2008, and any further amendment or report filed for the purposes of updating such description; and

3.
all other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since the end of the fiscal year covered by the Registrant document referred to in 1. above.

In addition, all documents subsequently filed by the Registrant with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and all Reports on Form 6-K submitted to the Securities and Exchange Commission subsequent to the date hereof, to the extent that such Reports indicate that information therein is incorporated by reference into the Registrant's Registration Statement(s) on Form S-8, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable because the trust units of the Registrant are registered under Section 12(b) of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Pursuant to the terms of an Administration Agreement dated July 24, 2003 (the "Administration Agreement") between Valiant Trust Company, the trustee of the Registrant (the "Trustee"), and Baytex Energy Ltd., the administrator and manager of the Registrant (the "Administrator"), the Trustee retained the Administrator to provide certain administrative and advisory services to the Registrant.

The Administration Agreement provides that the Administrator and any person who, at the request of the Administrator, is serving or shall have served as a director, officer, employee, advisor, partner, consultant, agent or subcontractor of the Administrator shall be indemnified and saved harmless by the Registrant against all losses (other than loss of profit), claims, damages, liabilities, obligations, costs and expenses (including judgments, fines, penalties, amounts paid in settlement and counsel and accountants' fees) of whatsoever kind or nature incurred by, borne by or asserted against any of such indemnified parties in any way arising from and related in any manner to the provision of services and the performance of obligations by the Administrator pursuant to such agreement, unless such indemnified party is found liable for or guilty of fraud, willful default or gross negligence. This right of indemnification shall not be exclusive of any other rights to which the Administrator or any indemnified party may be entitled as a matter of law or equity or which may be lawfully granted to such person.

The by-laws of the Administrator provide that, subject to Section 124 of the Business Corporations Act (Alberta), R.S.A. 2000, c. B-9, as amended, including the regulations promulgated thereunder (the "ABCA"), the Administrator shall indemnify a director or officer of the Administrator, a former director or officer of the Administrator or a person who acts or acted at the Administrator's request as a director or officer of a body corporate of which the Administrator is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Administrator or body corporate, if:

(a)	he acted honestly and in good faith with a view to the best interests of the Administrator; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

The by-laws of the Administrator also provide that it shall indemnify such persons in such other circumstances as the ABCA permits or requires.

The Administrator has entered into agreements with each of its directors and officers to evidence its obligations to indemnify such directors and officers as described above.

Section 124 of the ABCA provides as follows:

124(1)   Except in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and the director's or officer's heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the director or officer in respect of any civil, criminal or administrative action or proceeding to which the director or officer is made a party by reason of being or having been a director or officer of that corporation or body corporate, if

(a)	the director or officer acted honestly and in good faith with a view to the best interests of the corporation, and

(b)
in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer had reasonable grounds for believing that the director's or officer's conduct was lawful.

 (2)  A corporation may with the approval of the Court indemnify a person referred to in subsection (1) in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, to which the person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by the person in connection with the action if the person fulfils the conditions set out in subsection (1)(a) and (b).

(3)   Notwithstanding anything in this section, a person referred to in subsection (1) is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the person in connection with the defence of any civil, criminal or administrative action or proceeding to which the person is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity

(a)	was substantially successful on the merits in the person's defence of the action or proceeding,

(b)	fulfils the conditions set out in subsection (1)(a) and (b), and

(c)	is fairly and reasonably entitled to indemnity.

(3.1)  A corporation may advance funds to a person in order to defray the costs, charges and expenses of a proceeding referred to in subsection (1) or (2), but if the person does not meet the conditions of subsection (3) he or she shall repay the funds advanced.

(4) A corporation may purchase and maintain insurance for the benefit of any person referred to in subsection (1) against any liability incurred by the person

(a)
in the person's capacity as a director or officer of the corporation, except when the liability relates to the person's failure to act honestly and in good faith with a view to the best interests of the corporation, or

(b)
in the person's capacity as a director or officer of another body corporate if the person acts or acted in that capacity at the corporation's request, except when the liability relates to the person's failure to act honestly and in good faith with a view to the best interests of the body corporate.

(5)   A corporation or a person referred to in subsection (1) may apply to the Court for an order approving an indemnity under this section and the Court may so order and make any further order it thinks fit.

(6)   On an application under subsection (5), the Court may order notice to be given to any interested person and that person is entitled to appear and be heard in person or by counsel.

As contemplated by Section 124(4) of the ABCA, the Administrator has purchased insurance against potential claims against its directors and officers and against loss for which the Administrator may be required or permitted by law to indemnify such directors and officers.

*   *   *

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The index to exhibits appears on the page immediately following the signature pages of this Registration Statement.

Item 9.	Undertakings.

(a)          The undersigned Registrant hereby undertakes:

(1)                      To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)                      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 (3)           To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Calgary, Province of Alberta, Canada on the 23 day of November, 2009.

BAYTEX ENERGY TRUST
By:	Baytex Energy Ltd. as Administrator

By:	/s/ Anthony W. Marino
	Name:	Anthony W. Marino
	Title:	President and Chief Executive Officer of Baytex Energy Ltd.

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Anthony W. Marino, and W. Derek Aylesworth, or either of them, his or her true and lawful attorneys-in-fact and agents, each of whom may act alone, with full powers of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments, and any and all additional registration statements (including amendments and post-effective amendments thereto) in connection with any increase in the amount of securities registered with the Securities and Exchange Commission, and to file the same, with all exhibits thereto, and other documents and in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents or any of them or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated and on the dates indicated.

Signature	Capacity	Date

/s/ Anthony W. Marino	President, Chief Executive Officer and Director (Principal Executive Officer)	November 23, 2009
Anthony W. Marino

/s/ W. Derek Aylesworth	Chief Financial Officer (Principal Financial & Accounting Officer)	November 23, 2009
W. Derek Aylesworth

	Director and Executive Chairman	November 23, 2009
Raymond T. Chan

	Director	November 23, 2009
John A. Brussa

/s/ Edward Chwyl	Director	November 23, 2009
Edward Chwyl

Signature	Capacity	Date

/s/ Naveen Dargan	Director	November 23, 2009
Naveen Dargan

/s/ R.E.T. Goepel	Director	November 23, 2009
R.E.T. Goepel

/s/ Gregory K. Melchin	Director	November 23, 2009
Gregory K. Melchin

/s/ Dale O. Shwed	Director	November 23, 2009
Dale O. Shwed

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this Registration Statement, in the capacity of the duly authorized representative of the Registrant in the United States, on November 23, 2009.

Baytex Energy USA Ltd.

By:	/s/ Anthony W. Marino
	Name:	Anthony W. Marino
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Item	Exhibit

4.1	Third Amended and Restated Trust Indenture (filed as Exhibit 3.1 to the Registrant's Registration Statement on Form 8-A/A filed on June 6, 2008).

4.2	Trust Unit Rights Incentive Plan of the Registrant, dated November 16, 2009.

5	Opinion of Burnet, Duckworth & Palmer LLP as to the legality of the securities being registered.

23.1	Consent of Deloitte & Touche LLP, independent registered chartered accountants.

23.2	Consent of Sproule Associates Limited, independent engineers.

24	Powers of Attorney (included on the signature pages to this Registration Statement).